Exhibit 99.1

For Immediate Release

Broder Bros., Co. Announces Second Quarter 2006 Results

Trevose, PA – August 9, 2006 – Broder Bros., Co. (the “Company”) today announced results for its second quarter ended July 1, 2006.

Second Quarter 2006 Results Compared to Prior Year

Second quarter 2006 net sales were $259.5 million compared to $262.1 million for the second quarter 2005. Income from operations for the second quarter 2006 was $9.3 million compared to $12.2 million for second quarter 2005. Second quarter 2006 net loss was $(0.2) million compared to net income of $2.0 million for second quarter 2005. Second quarter 2006 earnings before interest, taxes, depreciation and amortization (EBITDA) was $14.0 million compared to EBITDA of $17.1 million for second quarter 2005. A reconciliation of EBITDA to net income/(loss) is set forth at the end of this press release.

Results include the impact of certain restructuring, integration and other highlighted charges discussed below. Excluding these highlighted charges, EBITDA was $17.8 million for the second quarter of both 2006 and 2005.

Increased unit volume during the second quarter 2006 compared to the second quarter 2005 was offset by decreased average selling prices. Gross profit was negatively impacted as a result of the Company’s objective to cull certain underperforming private label styles, which has led to the establishment of increased reserve levels and discounting off normal selling prices to dispose of the inventory.

The Company’s Broder division generated second quarter 2006 net sales of $98.7 million compared to $99.2 million in the second quarter 2005. The Alpha division generated second quarter 2006 net sales of $125.7 million compared to net sales of $126.0 million in the second quarter 2005. The NES division generated net sales of $35.1 million in the second quarter 2006 compared to net sales of $36.9 million in the second quarter 2005.

Year-to-Date Results Compared to Prior Year

For the six months ended June 2006, net sales were $469.1 million compared to $459.8 million for the six months ended June 2005. Income from operations for the six months ended June 2006 was $8.9 million compared to $11.1 million for the six months ended June 2005. Net loss for the six months ended June 2006 was $(5.5) million compared to net loss of $(3.5) million for the six months ended June 2005. EBITDA for the six months ended June 2006 was $18.2 million compared to EBITDA of $21.1 million for the six months ended June 2005.

Excluding the highlighted charges denoted herein, EBITDA for the six months ended June 2006 was $24.7 million compared to EBITDA of $22.9 million for the six months ended June 2005.

Business Outlook

The Company continues to execute its strategy to create multi-branded distribution centers to improve inventory availability to customers, reduce overall inventory levels and obtain operational cost savings. The Company has leased a new 330,000 square foot facility in Fresno, CA, and during the third quarter 2006, expects to consolidate its Alpha division La Mirada, CA and its Broder division Fresno, CA distribution facilities into the new dual-branded Broder-Alpha facility. The Company will also open a 30,000 square foot facility in Sante Fe Springs, CA to serve as a customer pick-up operation for the Southern California market.

The Company has leased a 425,000 square foot facility in Chicago, IL, which will operate as a multi-branded distribution center. As the Company grows and shifts volume in the Chicago location, certain Midwest locations will be consolidated into Chicago beginning during the third quarter of 2006 and continuing through the first half of 2007. Similar to its strategy in California, the Company expects to operate smaller customer pick-up operations in locations that are consolidated.

During the third quarter 2006, the Company completed its previously announced strategy to consolidate its call center operations from seven locations down to three locations. The action is expected to yield annualized operational cost savings of approximately $1.6 million while improving customer service levels.

Liquidity

The Company relies primarily upon cash flow from operations and borrowings under its revolving credit facility to finance operations, capital expenditures and debt service requirements. Borrowings and availability under the revolving credit facility fluctuate due to seasonal demands. Historical borrowing levels have reached peaks during the middle of a given year and low points during the last quarter of the year. The Company expects borrowing levels will peak during the third quarter 2006 and to reach a low point during the fourth quarter of the year. Borrowings under the revolving credit facility decreased from $90.0 million at December 31, 2005 to $68.0 million at July 1, 2006. During the six months ended July 1, 2006, inventory levels increased sequentially by $18.2 million, the net effect of an increase due to seasonal requirements and a 13% improvement in days of inventory on hand.

The Company’s revolving credit facility provides for aggregate borrowings up to $225.0 million, subject to borrowing base availability. As of July 1, 2006, borrowing base availability was $116.0 million.

Selected Balance Sheet Information

(dollars in millions)

(Unaudited)

	July 1, 2006	December 31, 2005	June 25, 2005
Accounts Receivable	$99.2	$83.6	$103.2
Inventory (1)	234.8	216.6	228.3
Accounts Payable (1)	157.8	100.2	130.0
Revolving Credit Debt	68.0	90.0	106.9

	108.2	110.0	94.6
Senior Notes	$225.0	$225.0	$225.0
Shareholders’ Equity	$67.4	$73.3	$73.0

(1)	June 2006 and December 2005 inventory and accounts payable include accruals for inventory in-transit between suppliers and Company distribution centers of $37.4 million and $31.6 million, respectively. In-transit inventory in periods prior to December 2005 were not included in inventory or accounts payable as the offsetting impact was not considered material to the Company’s balance sheet.

Highlighted Charges

Results for the three and six months ended July 1, 2006 and June 25, 2005 include certain charges as follows:

(dollars in millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	2006	2005	2006	2005
Lease termination, severance and related charges	$1.0	$0.1	$1.7	$1.0
Asset write-down charges	—	—	0.1	—

Total restructuring charges	1.0	0.1	1.8	1.0
Facilities consolidation-related charges	0.7	—	0.8	—
Stock-based compensation	—	0.1	0.1	0.2
Management fees	0.9	0.5	1.2	0.6
Other highlighted charges	1.2	—	2.6	—

Total highlighted charges	$3.8	$0.7	$6.5	$1.8

Restructuring charges recorded during 2006 consisted of (i) call center closure costs, severance and related benefits, (ii) severance resulting from a corporate reduction in force; and (iii) facility closure costs. Facilities consolidation-related charges consisted of (i) incremental travel and training costs directly attributable to the opening of dual-branded facilities and (ii) incremental travel, labor and duplicative telecommunications costs directly attributable to the call center consolidation initiative. Other highlighted charges consisted of (i) consulting fees related to the Company’s ongoing inventory and supply chain initiatives and (ii) incremental amortization of the Company’s 2006 catalogs due to the anticipated accelerated October 2006 mailing of the 2007 catalogs.

Restructuring charges recorded during 2005 consisted of (i) severance and related benefits resulting from the NES integration; (ii) facility closure costs and (iii) an asset write-down related to the facility closures.

Conference Call

The Company will conduct a conference call at 10:00 a.m. Eastern Time on Wednesday, August 9, 2006 to discuss its second quarter 2006 results. The domestic dial-in number for the call is (888) 515-2781. The confirmation code is 8461645. For those unable to participate in the conference call, a replay will be available beginning August 9, 2006 at 1:00 p.m. Eastern Time until August 16, 2006 at 11:59 p.m. Eastern Time. To access the replay, dial (888) 203-1112. The replay passcode is 8461645.

About Broder Bros., Co.

Broder Bros., Co. owns and operates three leading brands in the imprintable sportswear industry: “Broder,” “Alpha” and “NES.” Through these three long-standing and well-recognized industry leaders, the Company operates 16 distribution centers, strategically located throughout the United States, with the capability to ship to over 80% of the U.S. population in one day and 98% of the U.S. population in two days. The imprintable sportswear industry is characterized by a highly fragmented customer base comprised primarily of regional and local decorators who, primarily because of their size, do not generally purchase directly from manufacturers. The Company provides the resources to handle small orders, while offering broad selection, depth of inventory and rapid delivery. The Company’s customers are decorators who decorate the blank products it supplies and then in turn sell to a wide variety of end consumers.

The Broder, Alpha and NES brands offer unparalleled customer service, product selection, industry leading catalogs and marketing materials that have been central to the success of each brand. The Company offers virtually all of the leading industry product styles including those manufactured by Russell, Fruit of the Loom, Hanes, Anvil and Gildan, as well as many exclusive brands including Adidas Golf, Champion and Columbia Sportswear. The Company has also developed proprietary brands including Devon & Jones, Chestnut Hill, Authentic Pigment, Harriton, HYP, Desert Wash, Great Republic and Harvard Square.

Broder Bros., Co. was purchased in May 2000 by Bain Capital, one of the leading private equity investment firms in the world. Subsequent to Bain’s purchase of Broder Bros., Co., the Company expanded its geographic reach and market share through the acquisitions of St. Louis T’s in 2000, Full Line Distributors and Gulf Coast Sportswear in 2001, T-Shirts & More and Alpha Shirt Company in 2003, and NES Clothing Company in 2004.

Broder Bros., Co. headquarters are located at Six Neshaminy Interplex, Trevose, PA 19053. Further information can be found on the Company’s websites: www.broderbrosco.com, www.broderbros.com, www.alphashirt.com and www.nesclothing.com.

Forward-Looking Information

This press release contains forward-looking information. These statements reflect management’s expectations, estimates, and assumptions based on information available at the time of the statement. Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “likely,” “will,” “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors, including those set forth below, which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements. Important factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements, include, but are not limited to: (a) general economic conditions; (b) risks related to the integration of acquired businesses; (c) risks related to our overall acquisition strategy; (d) significant competitive activity, including promotional and price competition; (e) changes in customer demand for our products and our ability to protect and/or expand customer relationships; (f) price volatility of raw materials; (g) success of our marketing and advertising programs; (h) risks associated with new products and new product features; (i) collectibility of receivables from our customers; (j) ability to attract and retain key personnel; (k) costs of insurance and other selling, general and administrative expenses; (l) risks related to our emphasis on private label products; and (m) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by these forward-looking statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JULY 1, 2006 AND JUNE 25, 2005

(dollars in millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	2006	2005	2006	2005
Net sales	$259.5	$262.1	$469.1	$459.8
Cost of sales	212.5	212.9	384.1	374.9

Gross profit	47.0	49.2	85.0	84.9
Warehousing, selling and administrative expenses	31.1	31.4	63.7	62.0
Restructuring and asset impairment charges	1.0	0.1	1.8	1.0
Management fee	0.9	0.5	1.2	0.6
Stock-based compensation	—	0.1	0.1	0.2
Depreciation and amortization	4.7	4.9	9.3	10.0

Operating expenses	37.7	37.0	76.1	73.8

Income from operations	9.3	12.2	8.9	11.1

Interest expense, net of change in fair value of interest rate swaps	9.2	8.9	18.4	17.3

Other expenses	9.2	8.9	18.4	17.3

Income (loss) before income taxes	0.1	3.3	(9.5)	(6.2)

Income tax provision (benefit)	0.3	1.3	(4.0)	(2.7)

Net income (loss)	$(0.2)	$2.0	$(5.5)	$(3.5)

Reconciliation to EBITDA
Interest expense, net of change in fair value of interest rate swaps	9.2	8.9	18.4	17.3
Income tax provision (benefit)	0.3	1.3	(4.0)	(2.7)
Depreciation and amortization	4.7	4.9	9.3	10.0

EBITDA	$14.0	$17.1	$18.2	$21.1

EBITDA includes the effects of certain charges more fully described in this release. EBITDA is defined as income before income taxes, interest expense and depreciation and amortization. EBITDA is a measure commonly used in the distribution industry and is presented to aid in developing an understanding of the ability of our operations to generate cash for debt service and taxes, as well as cash for investments in working capital, capital expenditures and other liquidity needs. EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with generally accepted accounting principles. EBITDA is not calculated identically by all companies, and therefore, the presentation herein may not be comparable to similarly titled measures of other companies.